Exhibit 4.1

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT, dated as of September [__], 2026 (this “Amendment”), amends that certain COMMON STOCK PURCHASE WARRANT (the “Warrant”), dated as of July 14, 2026, issued by Glucotrack, Inc., a Delaware corporation (the “Company”), for the benefit of [__], the registered holder thereof or its permitted assigns (“Holder”). The Company and Holder are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrant.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 5(m) of the Warrant, the Warrant may be modified or amended with the written consent of the Company and the Holder; and

WHEREAS, in order to comply with Nasdaq listing requirements, the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to the Warrant.

A. Section 2(g) of the Warrant is hereby amended and restated in its entirety by replacing Section 2(g) with the following:

“(g) Floor Price. Notwithstanding anything in this Warrant to the contrary, in no event shall the Exercise Price be reduced or adjusted below a floor price (the “Floor Price”) equal to twenty percent (20%) of the Nasdaq Minimum Price (as defined in the Purchase Agreement) of the Company on the Issue Date.”

Section 2. No Other Amendments. Each reference to “this Warrant,” “hereunder,” “hereof” and other similar references set forth in the Warrant and each reference to the Warrant in any other agreement, document or other instrument shall, in each case, refer to the Warrant as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Warrant is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Warrant.

Section 3. Miscellaneous Provisions. Section 5 of the Warrant shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

COMPANY:

GLUCOTRACK, INC.

By:
Name:	Erik Emerson
Title:	Chief Executive Officer

HOLDER:

Name:	[__]

[Signature page to Amendment to Warrant]